           AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 14, 2003
                                                      Registration No. 333-97485

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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------
                        POST EFFECTIVE AMENDMENT NO. 2 TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                             ----------------------
                   MONMOUTH REAL ESTATE INVESTMENT CORPORATION
               (Exact name of registrant as specified in charter)

        Maryland                                           22-1897375
(State or other jurisdiction of                        (I.R.S. Employer
 incorporation or organization)                      Identification Number

                             ----------------------

 Juniper Business Plaza, Suite 3-C, 3499 Route 9 North, Freehold, New Jersey 07728
                                  732-577-9996

   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                  732-577-9996

(Name, address, including zip code, and telephone number, including area code, of agent for service)
                             ----------------------
                                   Copies to:
                                 Gary D. Gilson
                       Blackwell Sanders Peper Martin, LLP
                               Two Pershing Square
                          2300 Main Street, Suite 1000
                           Kansas City, Missouri 64108
                             ----------------------
        Approximate date of commencement of proposed sale to the public:
      From time to time after the Registration Statement becomes effective
                             ----------------------

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [X]
       If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]
       If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________
       If this Form is a post-effective amendment filed pursuant to Rule
462(c)under the Securities Act, check the following box and list the Securities
Act registrations statement number of the earlier effective registration statement for the same offering. [ ] ___________
       If delivery of the prospectus is expected to be made pursuant to Rule
434, please check the following box. [ ]

                            -------------------------

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EXPLANATORY NOTE

         On May 15, 2003, Monmouth Real Estate Investment Corporation, a
Maryland corporation ("MREIC"), became the successor issuer to Monmouth Real
Estate Investment Corporation, a Delaware corporation ("Monmouth Delaware"), as a result of the merger of Monmouth Delaware with and into MREIC, with MREIC being the surviving corporation. Immediately prior to the merger, MREIC had no assets or liabilities other than nominal assets or liabilities. MREIC acquired all of the assets and assumed all of the liabilities and obligations of Monmouth
Delaware in the merger. Pursuant to Rule 414(d) promulgated under the Securities
Act of 1933, as amended MREIC, as a successor issuer to Monmouth Delaware hereby expressly adopts the Registration Statement on Form S-3 (Registration No.
333-97485) as its own Registration Statement for all purposes of the Securities
Act and the Securities Exchange Act of 1974, as amended, effective as of the date of the merger.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

              Item 14. Other Expenses of Issuance and Distribution

                                 Not Applicable.

               Item 15. Indemnification of Directors and Officers

         Monmouth Real Estate Investment Company (the "Company") is organized in the State of Maryland. The Maryland General Corporation Law ("MGCL") permits a corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (i) actual receipt of an improper personal benefit or profit in money, property or services or (ii) active and deliberate dishonesty established by a final judgment as being material to the cause of action.

         The MGCL requires a corporation to indemnify its present and former directors or officers who have been successful, on the merits or otherwise, in the defense of any proceeding to which the person is made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (i) the act or omission of the indemnified party was material to the matter giving rise to the proceeding and
(a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, (ii) the indemnified party actually received an improper personal benefit in money, property or services or (iii) in the case of any criminal proceeding, the indemnified party had reasonable cause to believe that the act or omission was unlawful.

         The indemnification may be against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director or officer in connection with the proceeding; provided, however, that if the proceeding is one by or in the right of the Maryland corporation, indemnification may not be made in respect of any proceeding in which the director or officer has been adjudged to be liable to the corporation.

         In addition, a director or officer of a Maryland corporation may not be indemnified with respect to any proceeding charging improper personal benefit to the director or officer in which the director or officer was adjudged to be liable on the basis that personal benefit was improperly received. The termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent or an entry of an order of probation prior to judgment creates a rebuttal presumption that the director or officer did not meet the requisite standard of conduct required for permitted indemnification. The termination of any proceeding by judgment, order or settlement, however, does not create a presumption that the director or officer did not meet the requisite standard of conduct for permitted indemnification.

                                      II-1

         As a condition to advancing expenses to a director who is a party to a proceeding, the MGCL requires the Company to obtain (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the Company and (b) a written statement by or on his or her behalf to repay the amount paid or reimbursed by the Company if it is ultimately determined that the standard of conduct was not met.

         The Company's Articles of Incorporation provide that the Company must indemnify its directors and officers, whether serving the Company or at its request any other entity, to the full extent required or permitted by Maryland law, including the advance of expenses under the procedures and to the full extent permitted by law. The Company's Articles of Incorporation contain a provision which limits a director's or officer's liability for monetary damages to the Company or its stockholders.

         The Company has entered into Indemnification Agreements with its directors and certain officers which generally provide that the Company is required to indemnify any director or officer who was, is or becomes a party to or witness or other participant in: (i) any threatened, pending or completed action, suit or proceeding in which such director or officer may be or may have been involved, as a party or otherwise, by reason of the fact that the director or officer was acting in his or her capacity as a director or officer of the
Company; or (ii) any inquiry, hearing or investigation that such director or officer in good faith believes might lead to the institution of any such action, suit or proceeding against any and all expenses, to the fullest extent permitted by law.

                               Item 16. Exhibits.

Exhibit         Description of Exhibit
Number          Filed herewith:
------          --------------

(4)             Specimen Authorization Card

(5)             Opinion of Eugene W. Landy, Esq.

(23.1)          Consent of Eugene W. Landy, Esq. (included in Exhibit 5).

                             Item 17. Undertakings.

         The Registrant hereby undertakes:

         1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3)of the
          Securities Act of 1933.

                                      II-2

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, including (but not limited to) any addition or deletion of a managing underwriter;

               Provided, however, That paragraphs 1(i) and (1)(ii) of this section do not apply if the registration statement is on Form S-3,
          Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         2. That, for the purpose of determining any liability under the
Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         4. The undersigned Registrant hereby undertakes that, for purposes of determining liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the
Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities shall be deemed to be the initial bona fide offering thereof.

                                      II-3

                                   Signatures

         Pursuant to the requirements of the Securities Act of 1933, the
Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration
Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Freehold, State of New Jersey on the 14th day of
July, 2003:

                                    Monmouth Real Estate Investment Corporation

                                    By:    /s/ EUGENE W. LANDY
                                        -------------------------------------------------
                                          Printed Name:  Eugene W. Landy
                                          Title:  Chairman of the Board and President

         Pursuant to the requirements of the Securities Act of 1933, this
Registration Statement has been signed by the following persons in the capacities indicated on this 14th day of July, 2003.

             /s/ Eugene W. Landy                                /s/ Matthew I. Hirsch*
-----------------------------------------------  -----------------------------------------------------
               Eugene W. Landy                                    Matthew I. Hirsch
           Chairman of the Board,                                      Director
           President and Director
        (Principal Executive Officer)

         /s/ Cynthia J. Morgenstern*                           /s/Charles P. Kaempffer*
-----------------------------------------------  -----------------------------------------------------
           Cynthia J. Morgenstern                                Charles P. Kaempffer
    Executive Vice President and Director                              Director

          /s/ Ernest V. Bencivenga*                              /s/ Samuel A. Landy*
-----------------------------------------------  -----------------------------------------------------
            Ernest V. Bencivenga                                   Samuel A. Landy
           Treasurer and Director                                      Director

              /s/ Anna T. Chew*                                  /s/ John R. Sampson*
-----------------------------------------------  -----------------------------------------------------
                Anna T. Chew                                       John R. Sampson
           Controller and Director                                     Director
(Principal Financial and Accounting Officer)

           /s/ Daniel D. Cronheim*                              /s/ Peter J. Weidhorn*
-----------------------------------------------  -----------------------------------------------------
             Daniel D. Cronheim                                   Peter J. Weidhorn
                  Director                                             Director

*By Eugene W. Landy, attorney in fact            -----------------------------------------------------
                                                                Stephan B. Wolgin
                                                                    Director

                                      II-4

                                 EXHIBIT INDEX

Exhibit           Description of Exhibit
Number            Filed herewith:
------            --------------

(4)               Specimen Authorization Card

(5)               Opinion of Eugene W. Landy, Esq.

(23.1)            Consent of Eugene W. Landy, Esq. (included in Exhibit 5)

                                      II-5